UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 17, 2025

Date of Report (Date of earliest event reported)

Enveric Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38286	95-4484725
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Enveric Biosciences, Inc.

245 First Street, Riverview II, 18th Floor

Cambridge, MA, 02142

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (239) 302-1707

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	ENVB	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 17, 2025, Enveric Biosciences, Inc., a Delaware corporation (the “Company”) entered into warrant exercise inducement offer letters (the “Inducement Letters”) with certain institutional investors (the “Holders”) that held certain outstanding (a) Series A Warrants to purchase up to an aggregate of 1,212,499 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), and (b) Series B Warrants to purchase up to an aggregate of 1,212,499 shares of the Company’s Common Stock, both originally issued to the Holders on February 3, 2025, at an exercise price of $3.00 per share (collectively, the “Existing Warrants”).

Pursuant to the Inducement Letters, the Holders agreed to exercise for cash their Existing Warrants at a reduced exercise price of $0.915 per share in consideration for the Company’s agreement to issue in a private placement (x) new Series C Common Stock Purchase Warrants (“New Series C Warrants”) to purchase up to 2,424,998 shares of Common Stock (“New Series C Warrant Shares”) and (y) new Series D Common Stock Purchase Warrants (“New Series D Warrants” and, together with the New Series C Warrants, the “New Warrants”) to purchase up to 2,424,998 shares of Common Stock (the “New Series D Warrant Shares” and, together with the New Series C Warrant Shares, the “New Warrant Shares.”) The Company received aggregate gross proceeds of approximately $2.2 million from the exercise of the Existing Warrants by the Holders, before deducing placement agent fees and other offering expenses payable by the Company.

The Company engaged H.C. Wainwright & Co., LLC (the “Placement Agent”) to act as its exclusive placement agent in connection with the transactions summarized above and have agreed to pay the Placement Agent a cash fee equal to 7.0% of the aggregate gross proceeds received from the Holders’ exercise of their Existing Warrants, as well as a management fee equal to 1.0% of the aggregate gross proceeds from the exercise of the Existing Warrants.

The Company has also agreed to reimburse the Placement Agent for its expenses in connection with the exercise of the Existing Warrants and the issuance of the New Warrants of $35,000 for its non-accountable expenses, up to $50,000 for its accountable expenses and $15,950 for its clearing costs. The Company has also agreed to issue to the Placement Agent or its designees warrants (the “Placement Agent Warrants”) to purchase up to 169,750 shares of Common Stock (7.0% of the Existing Warrants being exercised) which will have the same terms as the New Series C Warrants, except the Placement Agent Warrants will have an exercise price equal to $1.1438 per share (125% of the offering price). The Placement Agent Warrants will be exercisable commencing on the Stockholder Approval Date (as defined below) and expire on the five (5)-year anniversary of the Stockholder Approval Date. The closing of the transactions contemplated pursuant to the Inducement Letters was September 18, 2025 (the “Closing Date”), which was subject to satisfaction of customary closing conditions. The Company expects to use the net proceeds from these transactions for working capital and general corporate purposes.

The resale of the shares of Common Stock underlying the Existing Warrants has been registered pursuant to an existing registration statement on Form S-1, as amended (File No. 333-284277), declared effective by the Securities and Exchange Commission (the “SEC”) on January 30, 2025.

The Company also agreed to file a registration statement on Form S-3 (or other appropriate form if it is not then Form S-3 eligible) providing for the resale of the New Warrant Shares issued or issuable upon the exercise of the New Warrants (the “Resale Registration Statement”), as soon as practicable (and in any event within 10 calendar days of the date of the Inducement Letters), and to use commercially reasonable efforts to have such Resale Registration Statement declared effective by the SEC within 45 calendar days following the date of the Inducement Letters (or within 75 calendar days following the date of the Inducement Letters in case of a “full review” of such registration statement by the SEC) and to keep the Resale Registration Statement effective at all times until no Holder of the New Warrants owns any New Warrants or New Warrant Shares. In the Inducement Letters, the Company agreed not to issue any shares of Common Stock or Common Stock equivalents or to file any other registration statement with the SEC (in each case, subject to certain exceptions) until 15 days after the Closing Date. The Company also agreed not to effect or agree to effect any Variable Rate Transaction (as defined in the Inducement Letters) until one (1) year after the Closing Date (subject to an exception).

New Warrant Terms

The following summary of certain terms and provisions of the New Warrants is not complete and is subject to, and qualified in its entirety by, the provisions of the New Warrants, the forms of which are filed as Exhibits 4.1 and 4.2 to this Current Report on Form 8-K and are incorporated herein by reference. The following description of the New Warrants is qualified in its entirety by reference to such exhibits.

Duration and Exercise Price

Each New Warrant will have an exercise price equal to $0.915 per share. The New Series C Warrants will be exercisable on or after the date on which stockholder approval is received (the “Stockholder Approval Date”) with respect to the issuance of the Series C Warrant Shares until the five-year anniversary thereafter. The New Series D Warrants will be exercisable on or after the Stockholder Approval Date with respect to the issuance of the Series D Warrant Shares until the 18-month anniversary thereafter. The exercise price and number of New Warrant Shares issuable upon exercise of the New Warrants are subject to customary adjustment in the event of stock dividends, stock splits, subsequent rights offerings, pro rata distributions, reorganizations, or similar events affecting the Common Stock and the exercise price.

Exercisability

The New Warrants will be exercisable, at the option of each Holder, in whole or in part, by delivering to the Company a duly executed exercise notice accompanied by payment in full for the number of shares of the Company’s Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A Holder (together with its affiliates) may not exercise any portion of such Holder’s New Warrants to the extent that the Holder would own more than 4.99% of the outstanding Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the Holder to us, the Holder may increase the amount of ownership of outstanding stock after exercising the Holder’s New Warrants up to 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the New Warrants.

Cashless Exercise

If, at the time a Holder exercises its New Warrants, a registration statement registering the issuance of the shares of Common Stock underlying the New Warrants under the Securities Act of 1933, as amended (the “Securities Act”) is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the aggregate exercise price, the Holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the New Warrants.

Fundamental Transactions

In the event of any fundamental transaction, as described in the New Warrants and generally including any merger with or into another entity, sale of all or substantially all of the Company’s assets, tender offer or exchange offer, or reclassification of the Company’s Common Stock, then upon any subsequent exercise of a New Warrant, the Holder will have the right to receive as alternative consideration, for each share of the Company’s Common Stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a Holder of the number of shares of Common Stock for which the New Warrant is exercisable immediately prior to such event. Notwithstanding the foregoing, in the event of a fundamental transaction (other than for the purposes listed in the New Warrants), the Holders of the New Warrants have the right to require the Company or a successor entity to redeem the New Warrants for cash in the amount of the Black-Scholes Value (as defined in each New Warrant) of the unexercised portion of the New Warrants concurrently with or within 30 days following the consummation of a fundamental transaction.

However, in the event of a fundamental transaction which is not in the Company’s control, including a fundamental transaction not approved by its board of directors, the Holders of the New Warrants will only be entitled to receive from the Company or its successor entity, as of the date of consummation of such fundamental transaction, the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the New Warrant that is being offered and paid to the Holders of Common Stock in connection with the fundamental transaction, whether that consideration is in the form of cash, stock or any combination of cash and stock, or whether the Holders of Common Stock are given the choice to receive alternative forms of consideration in connection with the fundamental transaction.

Transferability

Subject to applicable laws, a New Warrant may be transferred at the option of the Holder upon surrender of the New Warrant to the Company together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of Common Stock will be issued upon the exercise of the New Warrants. Rather, the number of shares of Common Stock to be issued will, at the Company’s election, either be rounded up to the next whole share or the Company will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no established trading market for the New Warrants, and the Company does not expect an active trading market to develop. The Company does not intend to apply to list the New Warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the New Warrants will be extremely limited.

Right as a Stockholder

Except as otherwise provided in the New Warrants or by virtue of the Holder’s ownership of shares of Common Stock, such Holder of New Warrants does not have the rights or privileges of a Holder of Company Common Stock, including any voting rights, until such Holder exercises such Holder’s New Warrants. The New Warrants will provide that the Holders of the New Warrants have the right to participate in distributions or dividends paid on shares of Common Stock.

Waivers and Amendments

The New Warrants may be modified or amended or the provisions of the New Warrants waived with the Company and the Holder’s written consent.

The forms of Inducement Letter, New Series C Warrant, New Series D Warrant, and the Placement Agent Warrant are attached as Exhibits 10.1, 4.1, 4.2, and 4.3, respectively. The descriptions of the terms of the Inducement Letter, New Series C Warrant, New Series D Warrant, and the Placement Agent Warrant are not intended to be complete and is qualified in its entirety by reference to such exhibits. The Inducement Letters contain customary representations, warranties and covenants by the Company which were made only for the purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

On September 17, 2025 and September 18, 2025, the Company issued press releases disclosing the transactions described in this Item 1.01, copies of which are filed as Exhibits 99.1 and 99.2 to this Current Report on Form 8-K.

Item 3.02	Unregistered Sales of Equity Securities.

The Company issued the New Warrants and Placement Agent Warrants pursuant to the exemption from the registration requirements of the Securities Act, available under Section 4(a)(2) and/or Rule 506(b) of Regulation D promulgated thereunder and intends to issue the New Warrant Shares and Placement Agent Shares pursuant to the same exemption or pursuant to the exemption provided by Section 3(a)(9) of the Securities Act. The descriptions of the New Warrants and Placement Agent Warrants under Item 1.01 of this Form 8-K are incorporated by reference herein. The forms of the New Warrants and Placement Agent Warrants have been filed as exhibits to this Form 8-K and are incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
4.1	Form of Series C Common Stock Purchase Warrant
4.2	Form of Series D Common Stock Purchase Warrant
4.3	Form of Placement Agent Warrant
10.1	Form of Inducement Letter
99.1	Press Release, dated September 17, 2025
99.2	Press Release, dated September 18, 2025
104	Cover Page Interactive Data File (embedded within Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 18, 2025	ENVERIC BIOSCIENCES, INC.

	By:	/s/ Joseph Tucker
Joseph Tucker, Ph.D.
Chief Executive Officer